Exhibit 99.1

Contact:	Sheila Davis, PR/IR Manager 641/585-6803 sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS FIRST QUARTER
FISCAL 2006 REVENUES AND EARNINGS

FOREST CITY, IOWA, December 14, 2005 – Winnebago Industries, Inc., (NYSE:WGO), the leading United States (U.S.) motor home manufacturer, today reported financial results for the Company’s first quarter ended November 26, 2005.

        Net income for the first quarter was $14.6 million, compared to net income of $19.5 million for the first quarter last year. On a diluted per share basis, the Company earned 44 cents a share for the first quarter of fiscal 2006, compared to net income of 57 cents a share for the first quarter last year. Included as a reduction to net income in the first quarter of fiscal 2006 was $1.5 million, or 5 cents per diluted share, of stock option expense due to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment on August 28, 2005, which was not effective in the first quarter of last year.

        Revenues for the first quarter of fiscal 2006 were $232.3 million, compared to revenues of $266.1 million for the first quarter of fiscal 2005.

        “Revenues and net income for the quarter were negatively impacted primarily by lower motor home deliveries as a result of lower consumer confidence, which in our opinion is due mainly to the increase in fuel prices,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “We also experienced a shift in product mix weighted more heavily toward lower priced products in the first quarter.”

        The Company’s sales order backlog was 2,013 units at November 26, 2005, compared to the backlog of 2,080 units at November 27, 2004. Hertzke continued, “Following industry trends, the sales order backlog demonstrated the shift in mix of products to lower priced motor homes. In addition, positive dealer and retail consumer response to the Company’s new Winnebago View and Itasca Navion fuel efficient Class C diesel motor homes have also positively impacted our Class C backlog.”

        “Dealer reaction to Winnebago Industries’ new products at the RVIA show in Louisville, Kentucky in early December was positive, particularly to the Winnebago View and Itasca Navion models which went into production earlier this year,” said Winnebago Industries’ President Ed Barker.

        Also during the recent Louisville Show, Winnebago Industries accepted the prestigious Quality Circle Award for the tenth consecutive year from the Recreation Vehicle Dealer Association. “We are extremely proud to receive the Quality Circle Award this year, and particularly proud to be the only manufacturer to receive this award each year for the past decade,” said Hertzke. “We consider the Dealer Satisfaction Index survey to be a critical measurement tool for the quality of our products, our sales and service programs and our manufacturing processes. We greatly appreciate our dealer partners continued confidence in Winnebago Industries and our employees for their continued diligence to ensure that every Winnebago Industries motor home, program and service provided is of the highest quality.”

        Winnebago Industries repurchased 192,000 shares of the Company’s common stock for an aggregate consideration of approximately $5.2 million during the first quarter of fiscal 2006. The Company has approximately $24.8 million remaining on the current share repurchase authorization.

        According to Statistical Surveys, Inc., an independent retail reporting service, Winnebago Industries leads the industry with 18.0 percent of the combined Class A and Class C retail market for the first 10 months of calendar 2005.

        Winnebago Industries will conduct a conference call in conjunction with this release at 10 a.m. ET today, Wednesday, December 14, 2005. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.winnebagoind.com. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
        Winnebago Industries, Inc. is the leading U.S. manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html.

        This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to reactions to actual or threatened terrorist attacks, declines in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except per share amounts)

	Quarter Ended
	November 26, 2005	November 27, 2004
Net revenues	$232,255	$266,133
Cost of goods sold	201,091	226,069

Gross profit	31,164	40,064

Operating expenses
Selling	4,673	4,554
General and administrative	5,049	5,557

Total operating expenses	9,722	10,111

Operating income	21,442	29,953
Financial income	922	494

Income before income taxes	22,364	30,447
Provision for taxes	7,794	10,903

Net income	$14,570	$19,544

Income per common share:
Basic	$0.44	$0.58
Diluted	$0.44	$0.57

Weighted average common shares outstanding:
Basic	32,934	33,606
Diluted	33,221	34,178

Winnebago Industries, Inc.
Unaudited Consolidated Condensed Balance Sheets
(In thousands)

	November 26, 2005	August 27, 2005
ASSETS
Current assets:
Cash and cash equivalents	$25,766	$19,484
Short-term investments	110,000	93,100
Receivables, net	24,400	40,910
Inventories	114,026	120,655
Other	15,313	13,943

Total current assets	289,505	288,092
Property and equipment, net	62,171	63,853
Deferred income taxes	24,535	24,997
Investment in life insurance	20,548	22,066
Other assets	15,564	13,952

Total assets	$412,323	$412,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,949	$37,229
Income taxes payable	11,858	4,458
Accrued expenses	43,732	48,936

Total current liabilities	81,539	90,623
Postretirement health care and deferred
compensation benefits, net of current portion	86,413	86,450
Stockholders’ equity	244,371	235,887

Total liabilities and stockholders’ equity	$412,323	$412,960

Winnebago Industries, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(Dollars in thousands)

	Quarter Ended
	November 26, 2005	November 27, 2004
Operating activities:
Net income	$14,570	$19,544
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,662	2,444
Stock compensation	1,851	24
Deferred income taxes	276	593
Excess tax benefit from stock-based compensation	(7)	—
Tax benefit of stock options	—	450
Other	297	314
Change in operating assets and liabilities:
Receivable and other assets	15,368	19,805
Inventories	6,629	(6,615)
Accounts payable and accrued expenses	(16,125)	(18,517)
Income taxes payable	7,432	10,109
Postretirement benefits	(564)	(183)

Net cash provided by operating activities	32,389	27,968

Investing activities:
Purchases of short-term investments	(49,500)	(83,780)
Proceeds from the sale or maturity of short-term investments	32,600	54,800
Purchases of property and equipment	(1,398)	(1,498)
Other	162	16

Net cash used in investing activities	(18,136)	(30,462)

Financing activities:
Payments for purchase of common stock	(5,184)	—
Payment of cash dividends	(2,969)	(2,351)
Proceeds from issuance of treasury stock	175	1,662
Excess tax benefit from stock-based compensation	7	—

Net cash used in financing activities	(7,971)	(689)

Net increase in cash and cash equivalents	6,282	(3,183)

Cash and cash equivalents at beginning of period	19,484	24,445

Cash and cash equivalents at end of period	$25,766	$21,262

Certain prior period information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended
	November 26, 2005	November 27, 2004
Unit deliveries
Class A gas	901	1,326
Class A diesel	422	596
Class C	1,171	903

Total deliveries	2,494	2,825

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Units)

	As of
	November 26, 2005	November 27, 2004
Sales order backlog
Class A gas	494	915
Class A diesel	495	494
Class C	1,024	671

Total backlog*	2,013	2,080

Total approximate revenue dollars (in thousands)	$184,500	$191,200

Dealer inventory	5,036	5,138

* The Company includes in its backlog all accepted purchase orders from dealers scheduled to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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